1 Contact: Paul Adams Constellation Communications 667-218-7700 paul.adams@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION COMPLETES ACQUISITION OF OWNERSHIP STAKE IN TEXAS NUCLEAR PLANT Company purchased share of South Texas Project Electric Generating Station from NRG Energy, expanding nation’s largest carbon-free nuclear fleet BALTIMORE (Nov. 1, 2023) — Constellation, operator of the nation’s largest fleet of reliable, carbon-free nuclear plants, announced today it has completed its acquisition of NRG Energy Inc.’s 44 percent ownership stake in the South Texas Project Electric Generating Station (STP), a 2,645-megawatt, dual-unit nuclear plant located about 90 miles southwest of Houston. Constellation’s stake represents approximately 1,100 megawatts of the plant’s output. The ownership transfer was approved on Oct 30 by the Nuclear Regulatory Commission, which was the final regulatory approval needed before closing the deal. “Growing our fleet of the nation’s best-run nuclear plants is at the heart of our growth strategy,” said Joe Dominguez, president and CEO of Constellation. “As the world is waking up to the immense value of nuclear power to address the climate crisis and maintain energy security, Constellation will continue to look for opportunities to expand our ownership of assets like STP. We look forward to working with our new co-owners and the plant’s team members to provide reliable, clean and affordable energy, as well as economic benefits to the people of Texas.” Constellation is now one of three owners with oversight of the South Texas Project Nuclear Operating Company (STPNOC), which will continue to operate the plant. Constellation also is working to reach a favorable resolution for all parties in the related litigation pending in Matagorda County, Texas.

2 One of the newest and largest nuclear plants in the U.S., STP has an exceptional track record for safety and reliability, generating enough carbon-free power for two million average homes. Constellation is an industry leader in operating nuclear plants safely, efficiently and reliably, with a fleetwide capacity factor of more than 94 percent over the past decade, or about 4 percent higher than the industry average. With this acquisition, Constellation’s owned nuclear assets are capable of powering the equivalent of more than 16 million average homes. Constellation has a strong and growing presence in Texas as an employer, taxpayer and significant provider of electricity and other services to the region. The company owns and operates 3,520 megawatts of natural gas-fired generation at its Colorado Bend II, Wolf Hollow II and Handley generating stations in Texas, in addition to 169 megawatts of wind energy at the Whitetail and Sendero wind projects. Constellation also is a supplier in Texas’ competitive retail energy market, supplying electricity, natural gas, energy efficiency and other services to approximately 200,000 residential and commercial customers statewide. The company and its more than 550 Texas employees donated $460,000 to nonprofit organizations across the state in 2022 and contributed 4,800 volunteer hours. Constellation also paid $33.6 million in state and local taxes in Texas last year. BofA Securities served as the exclusive financial advisor to Constellation and Sidley Austin LLP served as the lead transaction counsel to the company. # # # About Constellation A Fortune 200 company headquartered in Baltimore, Constellation Energy Corporation (Nasdaq: CEG) is the nation’s largest producer of clean, carbon-free energy and a leading supplier of energy products and services to businesses, homes, community aggregations and public sector customers across the continental United States, including three fourths of Fortune 100 companies. With annual output that is nearly 90% carbon-free, our hydro, wind and solar facilities paired with the nation’s largest nuclear fleet have the generating capacity to power the equivalent of more than 16 million average homes, providing about 10% of the nation’s clean energy. We are further accelerating the nation’s transition to a carbon-free future by helping our customers reach their sustainability goals, setting our own ambitious goal of achieving 100% carbon-free generation by 2040, and by investing in promising emerging technologies to eliminate carbon emissions across all sectors of the economy. Follow Constellation on LinkedIn and Twitter.